UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2013

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cole Credit Property Trust III, Inc. (which may be referred to as the “Company,” “we,” “our,” and “us”) hereby amends the Current Report on Form 8-K filed on April 11, 2013 to provide the financial information required by Item 9.01 relating to the Company’s merger with Cole Holdings Corporation on April 5, 2013, as described in such Current Report.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Cole Holdings Corporation and Subsidiaries
Page
Overview	3

Independent Auditor’s Report	4

Consolidated Balance Sheet as of December 31, 2012	5

Consolidated Statement of Operations for the Year Ended December 31, 2012	6

Consolidated Statement of Stockholder's Equity for the Year Ended December 31, 2012	7

Consolidated Statement of Cash Flows for the Year Ended December 31, 2012	8

Notes to Consolidated Financial Statements	9

(b) Pro Forma Financial Information

Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of December 31, 2012	27

Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Year Ended December 31, 2012	29

Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)	31

(c) Shell Company Transactions
None

(d) Exhibits
None

Overview

On April 5, 2013, the merger of Cole Holdings Corporation (“Holdings”), a real estate investment management firm that specializes in investing in and managing real estate and related assets and sponsoring private and public real estate investment programs, with and into a wholly owned subsidiary of the Company, was consummated (the “Merger”).

In the Merger, certain of Holdings’ executives were entitled to a portion of the consideration that otherwise would have been paid to the sole stockholder of Holdings (the “Holdings Stockholder”) in the Merger. In the Merger, the Holdings Stockholder and such executives (collectively with the Holdings Stockholder, the “Holdings Executives”) received a total of $20.0 million in cash and approximately 10.7 million newly-issued shares of common stock of the Company, subject to adjustment and withholding. The Holdings Executives also have the right to the following contingent amounts to be paid by the Company: (i) upon a listing of the Company’s common stock on the New York Stock Exchange (“NYSE”), approximately 2.1 million newly-issued shares of the Company’s common stock will be payable (the “Listing Consideration”), and (ii) additional shares of the Company’s common stock are potentially payable in 2017 as an “earn-out” contingent upon the acquired business’ demonstrated financial success. Additionally, pursuant to the terms of the Company’s advisory agreement with its advisor, the Holdings Executives may be entitled to an additional amount of the Company’s common stock based on the average closing price over a period of 30 consecutive trading days beginning 180 days after the Company’s shares of common stock are listed; however, the Holdings Stockholder has agreed, as part of the transaction, to a 25% reduction from the amount payable under the advisory agreement as a result of a listing of the Company’s common stock, if any.
The acquisition was funded through the issuance of common stock and available cash.
In evaluating Holdings as a potential acquisition, including the determination of an appropriate purchase price, the Company considered a variety of factors, including, among others, the financial performance of Holdings, the terms of the advisory and property management agreements for non-listed real estate investment trusts sponsored by affiliates of Holdings and the cost savings resulting from the elimination of its external management fees.

Independent Auditor’s Report

To the Stockholder
Cole Holdings Corporation and Subsidiaries
Phoenix, Arizona

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Cole Holdings Corporation and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cole Holdings Corporation and Subsidiaries as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Notes 13 and 14 to the consolidated financial statements, the Company has significant transactions and balances with related parties. Our opinion is not modified with respect to this matter.

/s/ McGladrey LLP

Phoenix, Arizona
March 26, 2013, except for Note 16 as to which the date is May 9, 2013

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share amounts)

December 31, 2012
ASSETS
Cash and cash equivalents	$37,549
Investment in real estate assets, net	15,258
Leasehold improvements, property and equipment, net	22,106
Due from affiliates	10,824
Investments in unconsolidated entities	10,864
Program development costs and other assets, net	21,885
Total assets	$118,486

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses	21,253
Deferred lease liabilities, net	13,353
Below market lease intangibles and prepaid rent, net	305
Total liabilities	34,911

Commitments and contingencies

STOCKHOLDER'S EQUITY
Common stock, $0.01 par value; 10,000,000 shares authorized, 3,500,000 shares issued and outstanding	35
Capital in excess of par value	3,150
Retained earnings	80,390
Total stockholder's equity	83,575
Total liabilities and stockholder's equity	$118,486

The accompanying notes are an integral part of these consolidated financial statements.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)

Year Ended December 31, 2012
Revenues:
Dealer-manager fees, selling commissions and offering reimbursements	$134,036
Transaction services	76,905
Management fees and reimbursements	75,938
Rental and other income	1,228
Total revenue	288,107

Expenses:
General and administrative expenses	123,973
Reallowed fees and commissions	100,117
Depreciation and amortization	3,290
Property operating expenses	151
Total operating expenses	227,531
Operating income	60,576

Interest and other income	310
Interest and other expense	(2,008)
Total other expense	(1,698)
Net income	$58,878

Weighted average number of common shares outstanding:
Basic and diluted	3,500,000

Net income per common share:
Basic and diluted	$16.82

The accompanying notes are an integral part of these consolidated financial statements.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Retained Earnings	Total Stockholder’s Equity
	Number of Shares	Par Value
Balance, January 1, 2012	3,500,000	$35	$3,150	$44,970	$48,155
Distributions to stockholder	—	—	—	(23,458)	(23,458)
Net income	—	—	—	58,878	58,878
Balance, December 31, 2012	3,500,000	$35	$3,150	$80,390	$83,575

The accompanying notes are an integral part of these consolidated financial statements.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, except share and per share amounts)

(in thousands, except share and per share amounts)

Year Ended December 31, 2012
Cash flows from operating activities:
Net income	$58,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,567
Gain on sale of investments in unconsolidated entities	(22)
Equity in loss from unconsolidated entities	110
Changes in assets and liabilities:
Due from affiliates	(3,023)
Program development costs and other assets	(6,214)
Accounts payable and accrued expenses	5,294
Deferred lease liability	346
Other liabilities	19
Net cash provided by operating activities	57,955
Cash flows from investing activities:
Investment in real estate assets	(10,023)
Proceeds from sale of real estate assets	4,323
Investment in leasehold improvements, property and equipment	(5,757)
Investment in unconsolidated entity	(157)
Return of and proceeds from sale of investments in unconsolidated entities	782
Payment of property escrow deposits	(42,638)
Refund of property escrow deposits	41,393
Investment in affiliated notes receivable	(11,700)
Principal repayments from affiliated notes receivable	18,331
Net cash used in investing activities	(5,446)
Cash flows from financing activities:
Distributions to stockholder	(23,458)
Proceeds from notes payable	9,500
Repayment of notes payable	(43,573)
Deferred financing costs paid	(376)
Net cash used in financing activities	(57,907)
Net decrease in cash and cash equivalents	(5,398)
Cash and cash equivalents, beginning of year	42,947
Cash and cash equivalents, end of year	$37,549

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Lease incentives	$2,280
Accrued capital expenditures	$185
Supplemental Cash Flow Disclosures:
Interest paid	$1,614

The accompanying notes are an integral part of these consolidated financial statements.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Cole Holdings Corporation (“CHC”) is an Arizona Corporation formed in August 2004 that is wholly owned by Christopher H. Cole (the “Holdings Stockholder”) and wholly owns Cole Capital Advisors, Inc. (“CCA”), an Arizona corporation that specializes in investing in and managing real estate and related assets and sponsoring private and public real estate investment programs. Substantially all of CHC and CCA’s business is conducted through CCA’s wholly owned subsidiaries (collectively with CHC and CCA, the “Company”), Cole Capital Corporation (“CCC”), Cole Realty Advisors, Inc. (“CRA”), Cole Collateralized Senior Notes II, LLC (“CCSN II”), Cole Collateralized Senior Notes III, LLC (“CCSN III”), Cole Collateralized Senior Notes IV, LLC (“CCSN IV”) and Equity Fund Advisors, Inc. (“EFA”), which wholly owns Cole REIT Advisors, LLC (“CR Advisors”), Cole REIT Advisors II, LLC (“CR II Advisors”), Cole REIT Advisors III, LLC (“CR III Advisors”), Cole REIT Advisors IV, LLC (“CR IV Advisors”), Cole Corporate Income Advisors, LLC (“CCI Advisors”) and Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC (“Cole NAV Advisors”, collectively with CR Advisors, CR II Advisors, CR III Advisors, CR IV Advisors and CCI Advisors, the “REIT Advisors”). As of December 31, 2012, the Company was the advisor to the following publicly registered, non-traded real estate investment trusts: Cole Credit Property Trust, Inc. (“CCPT”), Cole Credit Property Trust II, Inc. (“CCPT II”), Cole Credit Property Trust III, Inc. (“CCPT III”), Cole Credit Property Trust IV, Inc. (“CCPT IV”), Cole Corporate Income Trust, Inc. (“CCIT”) and Cole Real Estate Income Strategy (Daily NAV), Inc. (“CINAV”, collectively with CCPT, CCPT II, CCPT III, CCPT IV and CCIT, the “REITs”). In addition, as of December 31, 2012, CCC was the dealer-manager in connection with the offer and sale of shares to the public in the offerings for CCPT IV, CCIT and CINAV.

The Company is responsible for managing the REITs’ affairs on a day-to-day basis, identifying and making acquisitions and investments on the REITs’ behalf, and recommending to the respective board of directors an approach for providing investors with liquidity. A conservative investment approach was developed by the Company that focuses on single-tenant commercial properties, which are leased to name-brand creditworthy tenants, subject to long-term net leases. In addition, the Company distributes the shares of common stock for certain REITs and advises them regarding offerings, manages relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to the offerings. The Company receives compensation and reimbursement for services relating to the REITs’ offerings and the investment, management, financing and disposition of their respective assets, as applicable.

In addition, as of December 31, 2012, the Company held aggregate equity investments of $9.6 million in the REITs and had a 1% membership interest in Cole Capital Partners, LLC (“CCP”). The Holdings Stockholder owns the remaining 99% interest in CCP. The Company also owned five properties, comprising 51,000 square feet of single-tenant retail space located in four states, which were 100% leased, and two land parcels located in one state, as of December 31, 2012.

NOTE 2 - MERGER AGREEMENTS
On March 5, 2013, the Company, CCPT III, CRE Investments, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCPT III (“Merger Sub”), and the Holdings Stockholder entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of CHC with and into Merger Sub (the “Merger”), with Merger Sub surviving and continuing its existence under the laws of the State of Maryland as a wholly owned subsidiary of CCPT III.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, the outstanding shares of common stock, par value $0.01 per share, of CHC (“Holdings Common Stock”) will be converted into the right to receive upfront consideration from CCPT III of $20.0 million in cash, subject to adjustment, and 10,711,225 newly-issued shares of common stock of CCPT III (the “Upfront Stock Consideration”). The Merger Agreement also includes the following contingent amounts to be paid by CCPT III: (i) upon a listing of CCPT III’s common stock on the New York Stock Exchange (“NYSE”), 2,142,245 newly-issued shares of CCPT III’s common stock will be payable to the Holdings Stockholder (the “Listing Consideration”), and (ii) additional shares of CCPT III’s common stock are potentially payable in 2017 as an “earn-out” contingent upon the acquired business' demonstrated financial success based on two criteria: (a) the acquired business generating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) above a minimum threshold and (b) CCPT III’s stock performance relative to its peer group (the “Earnout Consideration”). The Upfront Stock Consideration and the Listing Consideration are subject to a three-year lockup with approximately one-third of the shares released each year. The stock consideration payable in 2017 is subject to a lockup until December 31, 2017. Additionally, pursuant to the terms of the Company's advisory agreement with CCPT III, the Holdings Stockholder may receive an additional amount of CCPT III’s common stock based on the average closing price over a period of 30 consecutive trading days beginning 180 days after CCPT III’s shares of common stock are listed; however, the Company has agreed, as part of the transaction, to a 25% reduction from

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

the amount payable under the advisory agreement as a result of a listing of CCPT III’s common stock, if any. Other executives of the Company will receive a portion of the consideration to be paid in connection with the Merger pursuant to certain bonus arrangements.The Merger Agreement contains customary representations, warranties, covenants and agreements of the Company, the Holdings Stockholder, CCPT III and Merger Sub. The consummation of the Merger is subject to various conditions for the benefit of CCPT III and Merger Sub, on the one hand, or the Company and the Holdings Stockholder, on the other hand, or for all parties' benefit, as applicable, including, among others, (i) the absence of any law or order prohibiting the consummation of the Merger, (ii) certain consents, approvals, permits and authorizations having been obtained, (iii) receipt of certain regulatory approvals, (iv) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of each party thereto, (v) compliance by each party with its covenants and agreements under the Merger Agreement in all material respects, (vi) no event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or CCPT III, (vii) the delivery of certain opinions of counsel related to the qualification of the Merger as a “reorganization” for tax purposes and the qualification of CCPT III as a real estate investment trust, and (viii) no pending litigation challenging the Merger which, if determined adversely to the Company, CCPT III or the Holdings Stockholder, would be, or would be reasonably likely to be, material to (a) the combined business of the Company, CCPT III and their subsidiaries and as a result of which CCPT III’s special committee of the Board has determined that the Merger and the other transactions contemplated by the Merger Agreement are no longer in the best interests of the CCPT III stockholders or (b) the Holdings Stockholder and as a result of which the Holdings Stockholder has determined that the Merger and the other transactions contemplated by the Merger Agreement are no longer in the best interests of the Holdings Stockholder.
The Merger Agreement contains certain termination rights for both the Company and CCPT III, including the right to terminate the Merger Agreement if the Merger is not consummated on or before June 30, 2013 and if the requisite regulatory approvals are not obtained. The Holdings Stockholder has also agreed, subject to certain limitations, to indemnify CCPT III with respect to certain representations and warranties regarding the Company and other matters.
At the closing of the Merger, CCPT III and the Holdings Stockholder will enter into a customary escrow agreement pursuant to which approximately one-third of the Upfront Stock Consideration will be escrowed, in part to satisfy the Holding Stockholder's indemnity obligations. If listing occurs during the first year after closing, one-third of the Listing Consideration will be added to the escrowed shares, subject to the same escrow terms.
As of December 31, 2012, the Company had incurred $1.1 million for legal, consulting and other expenses related to the Merger, which is included in general and administrative expenses in the consolidated statement of operations.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidation.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company consolidates any VIE when it is determined to be the primary beneficiary of the VIE’s operations.

A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

ability to direct the activities that most significantly impact the entity’s economic performance, its form of ownership interest, its representation on the entity’s governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity. The Company has no relationship, investment or other variable interests in VIEs that are or were required to be consolidated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

Investment in and Valuation of Real Estate and Related Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate and related assets consist of construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

Real estate assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company's assets by class are generally as follows:

Building and capital improvements	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors and a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted cash flows do not exceed the carrying amount, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment losses were recorded on real estate and related assets during the year ended December 31, 2012.

When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property's future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate and related assets.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Prior to January 1, 2009, acquisition related expenses were capitalized and allocated to the acquired tangible and intangible assets. Effective January 1, 2009, acquisition related expenses are expensed as incurred. The Company obtains an independent appraisal for each real

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

property acquisition and uses the appraisals to assist in the determination of the fair values of the tangible assets of an acquired property. The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, the Company's relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management's consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company's results of operations.

Sales of Real Estate Assets
Gains on the sale of real estate assets are generally recognized by the full accrual method when the following criteria are met: (1) the gain is determinable, that is, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated, and (2) the earnings process is virtually complete, that is, the Company is not obligated to perform significant activities after the sale to earn the gain.
Held for Sale and Discontinued Operations

When a real estate asset, including land, is identified by the Company as held for sale, the Company ceases depreciation and amortization of the assets related to the property, if applicable, and estimates the fair value, net of selling costs. If, in management's opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of December 31, 2012.

Upon the disposal of a real estate asset or the determination of a real estate asset as being held for sale, the Company determines if the asset disposed of is considered a component of the Company. A component is comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the rest of the Company. If the asset is considered a component of the Company, the results of operations and gains or losses on the sale of the component are required to be presented in discontinued operations if both of the following criteria are met: (1) the operations and cash flows of the asset have been (or will be) eliminated from the ongoing operations of the Company as a result of the disposal transaction and (2) the Company will not have any significant continuing involvement in the operations of the asset after the disposal

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

transaction. Also, the prior period results of operations for the asset are reclassified and presented in discontinued operations in the prior consolidated statements of operations.

The Company evaluated the discontinued operations criteria for the commercial properties it sold to certain REITs, as discussed in Note 13, during the year ended December 31, 2012. The Company determined that it will have significant continuing involvement in the operations of the assets after the disposal transactions because of its advisory agreements with the respective REITs, and therefore has not presented discontinued operations for these assets. As defined by GAAP, the factors used to determine “significant continuing involvement” for discontinued operations, are not the same factors that should be used to determine “continuing involvement” as it relates to the recognition of a sale of real estate and the related profit recognition. The Company determined its advisory agreements with the respective REITs constitute significant continuing involvement related to its discontinued operations evaluation, but did not constitute continuing involvement related to its real estate sales evaluation.

Leasehold Improvements, Property and Equipment

Leasehold improvements are recorded at cost less accumulated amortization. Leasehold improvements are amortized over the lesser of the estimated useful life or remaining lease term. The Company recorded $1.2 million of amortization expense during the year ended December 31, 2012. Accumulated amortization was $2.4 million as of December 31, 2012. If a lease were to be terminated early, the unamortized amounts of leasehold improvements related to that lease would be expensed or amortized over the lesser of the new lease term or remaining estimated useful life.

Property and equipment, which primarily include office furniture, fixtures and equipment and computer hardware and software, are stated at cost less accumulated depreciation. Property and equipment are depreciated on a straight-line method over the estimated useful lives of the assets, which range from five to seven years. Depreciation expense for property and equipment totaled $1.7 million for the year ended December 31, 2012. The Company reassesses the useful lives of its property and equipment and adjusts the future monthly depreciation expense based on the new useful life, as applicable. If the Company disposes of an asset, the asset and related accumulated depreciation are written off upon disposal.

Leasehold improvements, property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If this review indicates that the carrying amount of the asset is not recoverable, the Company records an impairment loss, measured at fair value by estimated discounted cash flows or market appraisals. No impairments of leasehold improvements, property or equipment were identified during 2012.

Due from Affiliates

The Company receives compensation and reimbursement for services relating to the REITs’ offerings and the investment, management, financing and disposition of their respective assets. As of December 31, 2012, $10.8 million was expected to be collected from the REITs for services provided by the Company and expenses subject to reimbursement by the REITs in accordance with their respective advisory and property management agreements, as discussed in Note 13.

Notes Receivable from Affiliates

Notes receivable from affiliates consist of loans and revolving lines of credit issued by the Company to related parties and are recorded at stated principal amounts. The Company evaluates the collectability of both interest and principal on each note receivable to determine whether it is collectible, primarily through the evaluation of credit quality indicators such as underlying collateral and payment history. A note receivable is evaluated for impairment when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. If a note receivable is considered to be impaired, a reserve for loan losses is recorded. The amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note receivable’s effective interest rate or to the value of the underlying collateral if the note receivable is collateral dependent. During the year ended December 31, 2012, no impairment indicators were identified and no loan loss provisions were recorded.

Interest income on performing notes receivable is accrued as earned. Depending on the Company’s expectation of collectability, cash receipts related to notes receivable with impairment indicators are either recognized as interest income as received or are applied to the outstanding principal balance on a cost-recovery basis.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Program Development Costs and Other Assets

Program development costs consist of organization, registration and offering expenses associated with the sale of the REITs’ common stock, which are paid for in advance by the Company and subject to reimbursement by the REITs, up to certain limits per the respective advisory agreement. As of December 31, 2012, the Company had capitalized $15.0 million of program development costs paid on behalf of the REITs in excess of the limits that have not been reimbursed. The Company assesses the collectability of the program development costs, considering the offering period and historical and forecasted sales of shares under the offering. No reserves were recorded as of December 31, 2012, as the Company expects to be reimbursed for these costs by the REITs as they raise additional proceeds from the respective offerings.

Other assets include property escrow deposits, prepaid expenses and deferred financing costs. Property escrow deposits consist of deposits held by escrow agents as required by certain purchase and sale agreements to acquire commercial property. In its advisor role, the Company enters into purchase agreements that are expected to be assigned to one of the REITs prior to acquisition of the property. As of December 31, 2012, the Company had $3.2 million of property escrow deposits. Subsequent to December 31, 2012, the Company was reimbursed $1.7 million.

Prepaid expenses include expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified. As of December 31, 2012, the Company had $2.5 million of prepaid expenses.

Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. If a note payable is prepaid, any unamortized deferred financing costs related to the note payable would be expensed. In addition, deferred financing costs and related accumulated amortization are written off upon repayment. The Company had $442,000 of deferred financing costs, net of $336,000 of accumulated amortization, as of December 31, 2012. Amortization expense for deferred financing costs was $284,000 for the year ended December 31, 2012 and was recorded in interest expense in the consolidated statement of operations.

Investments in Unconsolidated Entities

Equity Method Investments

As of December 31, 2012, the Company owned aggregate equity investments of $9.6 million in the REITs. The Company accounts for these investments using the equity method of accounting as the Company has the ability to exercise significant influence, but not control, over the REITs’ operating and financial policies through its advisory and property management agreements with the respective REITs. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company's share of equity in the respective REIT’s earnings and distributions. The Company recorded an aggregate equity in loss from its investments in the REITs of $110,000, which is included in interest and other expense in the consolidated statement of operations. The Company is required to determine whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of its investment in the REIT. If an event or change in circumstance has occurred, the Company is required to determine if the carrying amount of each investment exceeds its fair value. The investment is evaluated for potential impairment if the carrying amount of the investment exceeds its fair value. For certain investments in the REITs, the Company calculates the estimated fair value using the most recently published net asset value of each REIT. An impairment charge is recorded when an impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until the carrying value is fully recovered. The evaluation of an investment for potential impairment requires the Company's management to exercise significant judgment and to make certain assumptions. The use of different judgments and assumptions could result in different conclusions.

Cost Method Investment

As of December 31, 2012, the Company had a $1.0 million non-controlling interest in an unconsolidated entity, which the Company accounts for using the cost method of accounting. Under the cost method of accounting, dividends are the basis for recognition by an investor of earnings from an investment. The Company recognizes as income, dividends received that are distributed from net accumulated earnings of the investee since the date of acquisition by the Company. The net accumulated earnings of an investee subsequent to the date of investment are recognized by the investor only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment. For the year ended December 31, 2012, the Company did not record any income or distributions from its investment.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company evaluates its cost method investment for potential impairment. Because there is not an active market for an identical investment that the Company has the ability to access, the fair value of cost method investments is not readily determinable. In addition, the Company has not estimated its fair value. Therefore, the Company is required to determine whether an event or change in circumstances has occurred that may have a significant adverse effect on the value of the investment. If an event or change in circumstance has occurred, the Company is required to determine if the carrying amount of the investment exceeds its fair value. An impairment charge is recorded when an impairment is deemed to be other-than-temporary. To determine whether impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until the carrying value is fully recovered. The evaluation of a cost method investment for potential impairment requires the Company's management to exercise significant judgment and to make certain assumptions. The use of different judgments and assumptions could result in different conclusions. No event or change in circumstances has occurred that would have a significant adverse effect on the fair value of the investment or that would indicate the carrying amount may not be recoverable and no impairment losses were recorded related to the investment for the year ended December 31, 2012.

Tenant-in-Common Investments

An affiliate of the Company sponsored real estate investment programs in which investors that are unrelated to the Company purchase undivided fractional interests, also known as tenant-in-common interests, in an operating property or beneficial interests in Delaware statutory trusts, which own one or more operating properties, (collectively, the “1031 Program”). As of December 31, 2012, the Company had $175,000 of tenant-in-common interests that it repurchased during 2008 from an investor in two closed 1031 Programs. These interests are included in program development costs and other assets in the accompanying consolidated balance sheets. During the year ended December 31, 2012, the Company repurchased and subsequently sold a tenant-in-common interest in a closed 1031 Program, recording a gain of $22,000.

Consolidation of these tenant-in-common investments is not required as the entities do not qualify as VIEs and do not meet the control requirements for consolidation, as defined by GAAP, as each investor is required to approve decisions about the respective program's activities that significantly influence its economic performance.

The Company accounts for its investments in the 1031 Programs using the equity method of accounting. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the entity’s earnings and distributions. No event or change in circumstances has occurred that would have a significant adverse effect on the fair value of the investments or that would indicate the carrying amount may not be recoverable and no impairment losses were recorded related to the investments for the year ended December 31, 2012.
Deferred Lease Liabilities and Rent Expense

The Company leases its facilities under operating leases. Certain lease agreements contain rent escalation clauses that require scheduled rent increases during the lease term or for rental payments commencing at a date other than the date of initial occupancy. The Company records rental expense for the full term of each lease on a straight-line basis. As of December 31, 2012, the Company had deferred rent obligations related to the recognition of rental expense on a straight-line basis of $2.7 million.

In addition, certain lease agreements contain tenant improvement allowances funded by landlord incentives, which are recorded as deferred lease liabilities and amortized on a straight-line basis as a reduction to rent expense over the term of the respective lease. The Company had $10.7 million of deferred lease liabilities, net of $2.4 million of accumulated amortization, as of December 31, 2012. Amortization of these deferred lease liabilities was $1.1 million for the year ended December 31, 2012. Rent expense, which includes contract rent, straight-line rent and amortization of deferred lease liabilities, for the year ended December 31, 2012, was $5.1 million, which is included in general and administrative expenses in the consolidated statement of operations.

Revenue Recognition

Revenue primarily consists of securities sales commissions and dealer manager fees, real estate acquisition fees, finance coordination fees, asset management fees and property management fees for services relating to the REITs’ offerings and the investment and management of their respective assets, in accordance with the respective advisory and dealer manager agreements. The Company records revenue related to acquisition and finance coordination fees, securities sales commissions and dealer manager fees upon completion of a transaction and asset and property management fees as services are performed on

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

a monthly basis. The Company is also reimbursed for certain costs incurred in providing these services. These reimbursements are recorded as revenue as the expenses are incurred, subject to any limitations per the terms of the respective advisory agreement.

In addition, the Company earns rental income from various retail properties that are held through certain wholly owned subsidiaries. Certain of these properties have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of determining this calculation. The Company defers the recognition of contingent rental income until the specific target that triggers the contingent rental income is achieved. Reimbursements from tenants for recoverable real estate taxes and operating expenses are included in rental and other income in the accompanying consolidated statements of operations.

Income Taxes

Cole Holdings Corporation is taxed as a subchapter S corporation under the applicable sections of the Internal Revenue Code of 1986 (the “Code”). The Holdings Stockholder is taxed on the income reported on the Cole Holdings Corporation’s tax return. Accordingly, no provision or liability for federal income taxes has been included in the accompanying consolidated statement of operations or balance sheet. From time to time, and as directed by the Holdings Stockholder, the Company makes cash distributions to the Holdings Stockholder which may be used by the Holdings Stockholder to satisfy his federal and state income tax liabilities created by the taxable income generated by the Company and ultimately recognized by the Holdings Stockholder. During the year ended December 31, 2012, the Company made tax distributions to the Holdings Stockholder of $15.5 million. The Company is not subject to federal income tax, but is subject to certain state and local taxes related to its operations in certain locations, which have been provided for in general and administrative expenses in the accompanying consolidated financial statements. Generally, the Company is no longer subject to income tax examinations by the U.S. federal tax authorities for tax years before 2009 or by state and local tax authorities for tax years before 2008.

The Financial Accounting Standards Board (the “FASB”) provides guidance for recognition, measurement, disclosure and presentation of any uncertain income tax positions. This requires the evaluation of income tax positions taken or expected to be taken in the course of preparing the Company's income tax returns to determine whether the income tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Income tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and asset or liability in the current year. For the year ended December 31, 2012, management has determined that there were no material uncertain income tax positions.

Concentration of Credit Risk

As of December 31, 2012, the Company had cash on deposit in various accounts in one financial institution that exceeded the federally insured level by $17.1 million. The Company has not experienced any losses in such accounts. The Company limits investment of cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

Earnings per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for the year ended December 31, 2012.

Reportable Segments

The Company has determined that it consists of one operating segment related to its management services. The Company receives compensation and reimbursement for services relating to the REITs’ offerings and the investment, management and disposition of their respective assets. The management services revenue comprises over 99% of total revenue. The Company’s chief operating decision maker evaluates operating performance in aggregate and has not historically differentiated by types of management services.

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Interest

Interest is charged to interest expense as it accrues, unless the interest relates to loans on properties under development, in which case it is capitalized. No interest costs were capitalized during the year ended December 31, 2012.

Fair Value Measurements

The Company considers the carrying values of cash and cash equivalents to approximate fair value because of the short period of time between their origination and their expected realization.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurements and Disclosures (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, (“ASU 2011-04”), which converges guidance between GAAP and International Financial Reporting Standards to provide a uniform framework of fair value measurements and requires additional disclosures including quantifiable information about unobservable inputs used, a description of valuation processes used and a qualitative discussion about the sensitivity of the measurements to changes in unobservable inputs for Level 3 fair value measurements. ASU 2011-04 became effective for the Company on January 1, 2012. The adoption of ASU 2011-04 has not had a material impact to the Company’s consolidated financial statements.

NOTE 4 - INVESTMENT IN REAL ESTATE ASSETS

As of December 31, 2012, the Company owned five single-tenant retail properties located in four states and two land parcels located in one state. The Company's investment in real estate assets consisted of the following (in thousands):

As of December 31,
2012
Land	$4,463
Building and improvements	9,736
Acquired in-place leases	1,855
Acquired above market leases	1,158
Accumulated depreciation and amortization	(1,954)
Investment in real estate assets, net	$15,258

During the year ended December 31, 2012, the Company acquired a single-tenant retail property for $5.7 million, using cash flows from operations. The Company allocated the purchase price of the property to the fair value of the assets acquired and the liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$1,400
Building and improvements	3,797
Acquired in-place leases	503
Total purchase price	$5,700

The Company recorded revenue of $443,000 and net income of $177,000, including $53,000 of acquisition costs, related to this property, for the year ended December 31, 2012. The following table summarizes selected financial information of the Company, as if the acquisition of this property was completed on January 1, 2012. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the year ended December 31, 2012 (in thousands):

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Year Ended December 31, 2012
Pro forma basis (unaudited):
Revenue	$288,187
Net income	$58,920

The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2012, nor does it purport to represent the results of future operations.

NOTE 5 - ACQUIRED INTANGIBLE LEASE ASSETS

Acquired intangible lease assets consisted of the following (in thousands):

As of December 31, 2012
Acquired in-place leases, net of accumulated amortization of $585
(with a weighted average life of 7.9 years).	$1,270
Acquired above market leases, net of accumulated amortization of $457
(with a weighted average life of 8.4).	701
$1,971

Amortization expense related to the intangible lease assets was $244,000 for the year ended December 31, 2012.
Estimated amortization expense related to the intangible lease assets as of December 31, 2012 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year	Leases In-Place	Above Market Leases
2013	$168	$84
2014	$168	$84
2015	$168	$84
2016	$168	$84
2017	$168	$84

NOTE 6 - INVESTMENTS IN REITS

As of December 31, 2012, the Company owned aggregate equity investments of $9.6 million in the REITs. The Company accounts for these investments using the equity method of accounting as the Company has the ability to exercise significant influence, but not control, over the REITs’ operating and financial policies through its advisory and property management agreements with the respective REITs. The table below presents the summarized activity of the Company’s investment in the REITs for the year ended December 31, 2012 (in thousands):

For the Year Ended December 31, 2012
Investment balance as of January 1, 2012	$10,324
Contributions	—
Distributions	(603)
Equity in loss	(110)
Investment balance as of December 31, 2012	$9,611

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below presents the carrying amount of the investments in the REITs (in thousands):

REIT	Carrying Amount of Investment at December 31, 2012
CCPT	$6
CCPT II	121
CCPT III	55
CCPT IV	160
CCIT	117
CINAV	9,152
$9,611

The following tables present unaudited combined summary financial information of the REITs (in thousands):

December 31, 2012 (unaudited)
Assets	$11,772,348
Liabilities	$6,036,347
Redeemable common stock	$242,538
Noncontrolling interests	$3,807
Stockholders' equity	$5,489,656

For the Year Ended December 31, 2012
Revenues	$856,628
Other income (a)	20,971
Expenses (b)	(783,206)
Net income from continuing operations	$94,393
Net income attributable to the REITs (c)	$213,659

(a)	Includes gain on sale of marketable securities of $12.5 million recorded by CCPT III and aggregate equity in income of unconsolidated joint ventures of $3.3 million recorded by CCPT II and CCPT III.

(b)
Includes impairment of investment in unconsolidated joint venture of $1.2 million recorded by CCPT II for the year ended December 31, 2102, aggregate acquisition related expenses recorded by the REITs of $84.7 million.

(c)	Includes a gain on sale of real estate of $3.7 million and $108.5 million recorded by CCPT and CCPT III, respectively during the year ended December 31, 2012.

NOTE 7 - LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consisted of the following (in thousands):

As of December 31, 2012
Leasehold improvements	$16,357
Furniture, fixtures and equipment	3,906
Computer hardware	2,637
Computer software	4,398
Accumulated depreciation and amortization	(5,192)
Leasehold improvements, property and equipment, net	$22,106

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 8 - NOTES RECEIVABLE FROM AFFILIATES

During the year ended December 31, 2012, the Company entered into a subordinate revolving line of credit agreement that provides for $10.0 million of available borrowings to CCPT IV. The line of credit agreement bears a fixed interest rate of 4.50% and matures in April 2013. During the year ended December 31, 2012, CCPT IV borrowed and subsequently repaid $11.7 million on the revolving line of credit and the Company recorded $39,000 of interest income related to the revolving line of credit.

During the year ended December 31, 2011, the Company issued a subordinate loan to CCIT for $9.0 million, which was full recourse to CCIT and bore interest at a fixed interest rate of 4.65% with accrued interest and principal due upon payment or maturity on December 31, 2012. CCIT fully repaid the outstanding loan balance, of $4.7 million, during the year ended December 31, 2012. During the year ended December 31, 2012, the Company recorded $39,000 of interest income related to this note receivable.

During the year ended December 31, 2010, the Company issued two secured revolving lines of credit agreements that provide for an aggregate of $2.9 million of available borrowings to CCPT. The line of credit agreements each bear a fixed interest rate of 5.75%, mature in March 2013, and are secured by a single retail property. As of December 31, 2012, no amounts were outstanding under the revolving lines of credit. During the year ended December 31, 2012, the Company fully repaid the outstanding balance of $1.9 million and recorded $84,000 of interest income related to the revolving lines of credit.

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) defined contribution plan (the “Plan”), which covers substantially all employees who have attained the age of 21. The plan permits participants to contribute to the Plan on the first of the month following their date of hire subject to Internal Revenue Code restrictions. Employer matching contributions are discretionary and determined to be a percent of the respective employee's contribution, subject to maximum limits. The Company’s contributions were $840,000 for the year ended December 31, 2012, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

NOTE 10 - NOTES PAYABLE AND CREDIT FACILITY

During the year ended December 31, 2012, the Company entered into a secured credit facility (the “BOA Credit Facility”) with Bank of America, N.A., as Lender and Administrative Agent (“Bank of America”) which provides borrowings up to $25.0 million. Subject to meeting certain conditions, the amount of the BOA Credit Facility may be increased up to a maximum of $35.0 million. The BOA Credit Facility will mature in September 2013. Upon maturity, the Company has the option to convert the BOA Credit Facility to a 364 day term loan. At the Company’s option, each borrowing under the BOA Credit Facility bears interest at either LIBOR plus 3.5% or the base rate plus 2.5%. The base rate is the greater of (1) Bank of America’s Prime Rate, (2) the Federal Funds Rate plus 0.5% or (3) LIBOR plus 1.0%. As of December 31, 2012, the Company had no amounts outstanding and $25.0 million was available under the BOA Credit Facility.

During the year ended December 31, 2011, the Company entered into a secured credit facility (the “JPM Credit Facility”) with JPMorgan Chase Bank, N.A., a national banking association (“JPMorgan Chase”), which, as amended, provides borrowings up to $7.5 million, limited to 55% of the underlying collateral, and will mature in April 2014. Depending upon the type of loan specified, the JPM Credit Facility bears interest at either (1) JPMorgan Chase’s prime rate, with a minimum rate of LIBOR plus 2.50%, plus 1.00% or (2) LIBOR plus 3.50%. As of December 31, 2012, the Company had no amounts outstanding and $7.5 million was available under the JPM Credit Facility based on the underlying collateral pool.

The Company, through its subsidiary CCSN IV, filed a private offering memorandum in May 2005 offering up to $28.8 million in aggregate principal with interest payable at a fixed rate of 8.25% per annum (“Series D Notes”). The Series D Notes matured in August 2010. The Company had two options to extend the maturity date of the Series D Notes, for one additional year each, with interest payable at 8.75% per annum during any option period. The Company elected to exercise its right to extend the maturity date of the Series D Notes to August 2012. The Series D Notes are senior obligations of CCSN IV, ranking pari passu in right of payment with all other existing and future senior debt of CCSN IV, and ranking senior to any subordinated debt of CCSN IV. The Series D Notes are secured by a pledge of CCSN IV’s membership interest in Series D, LLC, its subsidiary, and are collateralized by the underlying real estate to the extent it is not pledged as collateral on current or future debt on such properties. The Series D Notes are guaranteed by the Company up to their original principal amount, less all interest payments received on the notes. This guaranty is secured by a pledge of the Company’s membership interest in CCSN

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

IV. The Series D Notes require the maintenance of a specific net worth. In August 2012, the Company repaid the Series D Notes in full, without premium or penalty.

There are no scheduled principal repayments, as the Company had no notes payable or other borrowings outstanding at December 31, 2012.

NOTE 11 - ACQUIRED BELOW MARKET LEASE INTANGIBLES

Acquired below market lease intangibles consisted of the following (in thousands):

As of December 31, 2012
Acquired below market lease, net of accumulated amortization of
$143 (with a remaining life of 9.9 years)	$263

The increase in rental income resulting from the amortization of the intangible lease liability for the year ended December 31, 2012 was $27,000.

Estimated amortization of the intangible lease liability as of December 31, 2012 for each of the five succeeding fiscal years is as follows (in thousands):

For the year ended December 31,	Amortization of Below Market Leases
2013	$27
2014	$27
2015	$27
2016	$27
2017	$27

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company is subject to and may receive inquiries from or be examined by federal and state regulators. In addition, the Company is subject to and may become involved in legal proceedings arising in the ordinary course of business. Based on information currently known by management of the Company, management does not believe that any pending legal proceedings are likely to have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

Purchase Commitments

In its advisor role, the Company enters into purchase agreements that are expected to be assigned to one of the REITs. As of December 31, 2012, the Company was a party in 30 purchase and sale agreements with unaffiliated third-party sellers to purchase a 100% interest in 93 retail properties, subject to meeting certain criteria, for an aggregate purchase price of $244.5 million, exclusive of closing costs.  As of December 31, 2012, the Company had $3.2 million of property escrow deposits held by escrow agents in connection with these future property acquisitions, which may be forfeited if the transactions are not completed under certain circumstances. As of March 26, 2013, the Company had assigned 20 of these agreements, with an aggregate purchase price of $107.4 million, to certain REITs. Two agreements were terminated and no escrow deposits were forfeited.

Operating Leases

The Company leases its facilities under operating lease agreements for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company began leasing new corporate office space in February 2012. The lease on the previous office space expired in 2012. The new lease expires in January 2024 and the Company has the option to terminate the lease in January 2019 with a termination fee of six

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

months’ rent plus the unamortized amount of tenant improvements. The minimum rental payments due under the full term of the new office lease are included in and make up the majority of the future minimum rental payments presented below.

Future minimum rental payments due under the leases as of December 31, 2012 are as follows (in thousands):

For the year ending December 31,	Amount
2013	$4,079
2014	4,098
2015	4,147
2016	4,062
2017	3,694
Thereafter	27,415
Total	$47,495

NOTE 13 - RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company is contractually responsible for managing the REITs’ affairs on a day-to-day basis, identifying and making acquisitions and investments on the REITs’ behalf, and recommending to the respective board of directors an approach for providing investors with liquidity. In addition, the Company distributes the shares of common stock for certain REITs and advises them regarding offerings, manages relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to the offerings. The Company receives compensation and reimbursement for services relating to the REITs’ offerings and the investment, management and disposition of their respective assets, as applicable.

Offerings

CCC received a selling commission of up to 7.0% of gross offering proceeds related to the sale of CCPT III, CCPT IV and CCIT shares of common stock, before reallowance of commissions earned by participating broker-dealers. CCC has and intends to continue to reallow 100% of selling commissions earned to participating broker-dealers. In addition, CCC received 2.0% of gross offering proceeds, before reallowance to participating broker-dealers, as a dealer manager fee in connection with the sale of CCPT III, CCPT IV and CCIT shares of common stock. CCC, in its sole discretion, may reallow all or a portion of its dealer manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement, based on factors such as the volume of shares sold by such participating broker-dealers and the amount of marketing support provided by such participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other broker-dealers with respect to shares sold under the respective REIT’s distribution reinvestment program under which the stockholders may elect to have distributions reinvested in additional shares.

In connection with the sale of CINAV shares of common stock, CCC receives an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.55% of the CINAV’s net asset value (“NAV”). CCC, in its sole discretion, may reallow all or a portion of its dealer manager fee equal to an amount up to 1/365th of 0.20% of CINAV’s NAV to participating broker-dealers.

All other organization and offering expenses associated with the sale of the REITs’ common stock (excluding selling commissions, if applicable, and the dealer manager fee) paid by the Company are reimbursed by the REITs, up to certain limits per the respective advisory agreement. As these costs are reimbursed, they are recorded as reimbursement revenue and are included in dealer-manager fees, selling commissions and offering reimbursements in the accompanying consolidated statement of operations. As of December 31, 2012, the Company had $15.0 million of organization and offering costs paid on behalf of the REITs in excess of the limits that have not been reimbursed, which is expected to be reimbursed by the REITs as they raise additional proceeds from the respective offering and are included in program development costs and other assets in the accompanying consolidated balance sheets. Subsequent to December 31, 2012, the Company had incurred $1.1 million of additional organization and offering costs and the REITs reimbursed the Company $2.0 million.

The Company recorded commissions, fees and expense reimbursements as shown in the table below for services provided to the REITs related to the services described above during the year ended December 31, 2012 (in thousands):

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	CCPT III	CCPT IV	CCIT	CINAV	Total
Selling commissions	$56,263	$20,108	$10,457	$—	$86,828
Selling commissions reallowed by CCC	$56,263	$20,108	$10,457	$—	$86,828
Dealer manager fee	$16,662	$5,943	$3,050	$37	$25,692
Dealer manager fee reallowed by CCC	$8,446	$3,104	$1,739	$—	$13,289
Other organization and offering expense reimbursements	$13,188	$5,983	$2,317	$28	$21,516

Operations

The Company earns acquisition fees related to the acquisition, development or construction of properties on behalf of the REITs. In addition, the Company is reimbursed for acquisition expenses incurred in the process of acquiring properties up to certain limits per the respective advisory agreement. The Company is not reimbursed for personnel costs in connection with services for which it receives acquisition fees or real estate commissions. In connection with services provided by the Company related to the origination or refinancing of any debt financing obtained by certain REITs that is used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company receives a finance coordination fee, subject to certain limitations. In addition, the Company may earn disposition fees related to the sale of one or more properties, including those held indirectly through joint ventures, on behalf of a REIT. Acquisition, finance coordination and disposition fees are included in transaction services in the accompanying consolidated statement of operations.

The Company earns advisory and asset and property management fees from certain REITs and other affiliates. In addition, the Company may be reimbursed for costs and expenses incurred in providing advisory and asset and property management services, subject to certain limitations. Advisory fees, asset and property management fees and reimbursements of expenses are included in management fees and reimbursements in the accompanying consolidated statements of operations.

The Company recorded fees and expense reimbursements as shown in the table below for services provided to the REITs and other programs it sponsors related to the services described above during the year ended December 31, 2012 (in thousands):

	CCPT II	CCPT III	CCPT IV	Other	Total
Acquisition fees	$142	$48,692	$10,289	$5,241	$64,364
Finance coordination fees	$1,403	$11,078	$—	$60	$12,541
Advisory and performance fees	$—	$—	$755	$204	959
Asset management fees	$9,118	$32,273	$—	$1,004	$42,395
Property management and leasing fees	$6,114	$11,854	$—	$1,129	$19,097
Operating expense reimbursements	$3,622	$8,281	$248	$1,336	$13,487

As of December 31, 2012, $10.8 million had been incurred by the Company primarily for operating and acquisitions expenses, but had not yet been reimbursed and were included in due from affiliates on the consolidated balance sheet.

Transactions

During the year ended December 31, 2012, the Company sold two commercial properties to CCPT IV for an aggregate price of $4.3 million and received $87,000 of acquisition fees. The aggregate sale price of the properties was equal to the aggregate price paid by the Company. A majority of CCPT IV’s board of directors (including a majority of CCPT IV’s independent directors) not otherwise involved in the transactions approved the acquisitions as being fair and reasonable to CCPT IV and determined the cost to CCPT IV of each property was equal to the cost of the respective property to the Company (including acquisition related expenses).

In connection with the property sale to CCPT IV, the Company issued a subordinate revolving line of credit agreement that provides for $10.0 million of available borrowings to CCPT IV.  The line of credit agreement bears a fixed interest rate of 4.50% and matures in April 2013.  During the year ended December 31, 2012, CCPT IV borrowed and subsequently repaid $11.7

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

million on the revolving line of credit. The Company recorded $39,000 of interest income related to the revolving line of credit during the year ended December 31, 2012.

NOTE 14 - ECONOMIC DEPENDENCY

Under various agreements, the Company provides certain services to the REITs and other affiliates, including asset management services, supervision of the management and leasing of properties owned by the REITs and other affiliates, asset acquisition and disposition decisions, the management of the sale of shares of certain REITs common stock available for issue, as well as other administrative responsibilities for the REITs and other affiliates including accounting services and investor relations. During the year ended December 31, 2012, 99.6% of total revenue was earned for services performed on behalf of the REITs. As a result of these relationships, the Company is dependent upon the REITs.

NOTE 15 - OPERATING LEASES

The Company’s properties are leased to tenants under operating leases for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of December 31, 2012, the weighted average remaining lease term was eight years.

The future minimum rental payments related to the Company’s investment in real estate assets under non-cancelable operating leases, as of December 31, 2012, is as follows (in thousands):

For the year ending December 31,	Amount
2013	$1,215
2014	1,238
2015	1,249
2016	1,259
2017	1,269
Thereafter	3,723
Total	$9,953

NOTE 16 - SUBSEQUENT EVENTS

Merger with CCPT III

Effective April 5, 2013, the Merger of the Company with and into a wholly owned subsidiary of CCPT III, was consummated. In the Merger, certain of Holdings’ executives were entitled to a portion of the consideration that otherwise would have been paid to the Holdings Stockholder in the Merger. In the Merger, the Holdings Stockholder and such executives received a total of $20.0 million in cash and approximately 10.7 million newly-issued shares of common stock of CCPT III, subject to adjustment and withholding.

CCPT II Merger

On January 22, 2013, CCPT II entered into an Agreement and Plan of Merger (the “CCPT II Merger Agreement”) with Spirit Realty Capital, Inc. (“Spirit”), a publicly-listed REIT. The CCPT II Merger Agreement provides for the merger of Spirit with and into CCPT II, with CCPT II as the surviving corporation (the “CCPT II Merger”). In connection with the CCPT II Merger, on January 22, 2013, CCPT II and Cole Operating Partnership II, LP (“Cole OP II”), a Delaware limited partnership, entered into an advisory and property management matters agreement with CR II Advisors and CRA (together, the “Advisor Parties”). Spirit is a signatory to the agreement as an express third party beneficiary. The agreement provides, among other things, that the Advisor Parties’ current agreements with CCPT II and Cole OP II will terminate upon closing of the CCPT II Merger. The Advisor Parties will continue to be paid the asset management, property management and other fees payable pursuant to the current agreements, as applicable, for services rendered between the date of the CCPT II Merger Agreement and the closing of the CCPT II Merger, but agree to waive any fees due upon the termination of their current agreements, including (i) any fees due upon listing of the surviving corporation common stock on the NYSE; (ii) any performance fees due upon the consummation of the CCPT II Merger; and (iii) any other fees that would be payable under the current agreements with respect

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

to the CCPT II Merger (including any equity or debt financing transaction that occurs in connection with the consummation of the CCPT II Merger) and the other transactions contemplated in the CCPT II Merger Agreement. Upon closing of the CCPT II Merger, Spirit and CR II Advisors may enter into a transition services agreement whereby CR II Advisors will provide property and asset management services to Spirit for amounts agreed upon by the parties.

Litigation

In connection with the Merger, on March 20, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of CCPT III captioned Strub, et al. v. Cole Holdings Corporation, et al. (“Strub”). The complaint names as defendants Holdings; CR III Advisors; Merger Sub; CCA, EFA, CCC, and CRA (together, “Cole Holding Entities”); each of the directors of CCPT III; and CCPT III. Among other allegations, Strub alleges that the defendants breached their fiduciary duties of loyalty, candor and due care by causing CCPT III to enter into the Merger Agreement, failing to implement appropriate measures to ensure that CCPT III’s relationship with CR III Advisors did not become a vehicle for wrongful self-dealing, failing to consider and explore strategic alternatives to the Merger, failing to seek stockholder approval of the Merger, and by engaging in self-interested and otherwise conflicted actions. Strub seeks, among other relief, a declaration that the conduct of the defendants is a breach of fiduciary duty or aiding and abetting such breaches and that the Merger Agreement is null and void; awarding damages and restitution, and disgorgement by each director; and an award of plaintiffs’ reasonable attorneys' fees. On March 28, 2013, Strub sought a temporary restraining order against the Merger closing until stockholder approval was obtained. The court denied the motion for injunction on April 5, 2013, finding that stockholder approval was not required in order for the Merger to be consummated.

On March 25, 2013, a putative class action lawsuit was filed in the Circuit Court for Baltimore City, Maryland captioned Rodgers v. Cole Credit Property Trust III, et al. (“Rodgers”). This complaint names as defendants CCPT III; Cole REIT III Operating Partnership, LP (“CCPT III OP”); CR III Advisors; Merger Sub; and each of CCPT III’s directors. Among other allegations, Rodgers alleges that CCPT III’s directors breached their fiduciary duties by entering into the Merger Agreement, failing to provide transparency and a stockholder vote, structuring the transaction to prevent other potential buyers from buying CCPT III, and failing to disclose to stockholders a third party's interest in acquiring CCPT III. Rodgers seeks, among other relief, a declaration that the defendants have committed a gross abuse of trust and have breached and/or aided and abetted breach of fiduciary duties; that the Merger is therefore unlawful and unenforceable, and that the Merger and any related agreements should be rescinded and invalidated; imposing a constructive trust in favor of the plaintiff and class on any benefits, property or value improperly received by defendants as a result of wrongful conduct; enjoining defendants from consummating the Merger until CCPT III has a process to obtain a merger agreement providing best possible terms to stockholders; rescinding the Merger to the extent implemented or granting rescissory damages; awarding compensatory damages and interest; awarding costs, including reasonable attorneys' fees; and granting further equitable relief that is deemed just and proper.

On March 27, 2013, a putative derivative action was filed in the US District Court, Arizona District, captioned Carter v. Cole Holdings, et al. (“Carter”). This complaint names as defendants the Company; CR III Advisors; Merger Sub; each of the CCPT III's directors, and CCPT III as nominal defendant. Carter alleges, among other claims, breach of fiduciary duty; against CCPT III's directors, abuse of control, corporate waste, and unjust enrichment; against the Company and Merger Sub, aiding and abetting breach of fiduciary duty; and against CR III Advisors, breach of contract/implied covenant of good faith and fair dealing. Carter seeks, among other relief, a declaratory judgment that none of CCPT III’s directors were independent and therefore lacked authority to approve the Merger, and that the defendants were required to seek stockholder approval of the Merger and the proposals from American Realty Capital Properties, Inc.; damages against all defendants; restitution, disgorgement of all illicit proceeds generated as a result of the alleged wrongful conduct, and punitive damages.

On March 28, 2013, a putative class action and derivative action was filed in the circuit court for Baltimore City, Maryland captioned Fortner v. Andruskevich, et al. (“Fortner”). This complaint names as defendants the directors of CCPT III, Merger Sub , the Company, and CCPT III as nominal defendant. Fortner alleges, among other causes of action, breach of fiduciary duty and aiding and abetting of breach of fiduciary duty; and unjust enrichment. Fortner seeks, among other relief, class certification; an injunction against transactions contemplated by the Merger; an injunction against any agreements or acquisitions that inhibit maximization of shareholder value; any acquisition of a related entity without shareholder vote; damages, restitution; and certain costs and expenses.

On April 8, 2013, a putative class action and derivative action was filed in the US District Court, Arizona District, captioned Schindler v. Cole Holdings Corporation, et al. (“Schindler”). Schindler names as defendants the Company; CR III Advisors: Merger Sub; the directors of CCPT III; and CCPT III as nominal defendant. The complaint alleges, among other causes of action, violations by the CCPT III's directors of Section 14(a) of the Securities Exchange Act of 1934 (relating to proxy

COLE HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

solicitation); by CCPT III's directors, CR III Advisors and the Company of Section 20(a) of the Securities Exchange Act of 1934 (relating to controlling person liability and aiding and abetting); breaches of fiduciary duty; unjust enrichment; and corporate waste. Schindler seeks, among other relief, class certification; a declaration that CCPT III’s proxy statements are false and misleading; disclosure changes in proxy materials and an injunction regarding the shareholder vote until such changes are made; changes in corporate governance; and restitution. On April 19, 2013, Schindler filed a motion for preliminary injunction seeking to enjoin CCPT III from proceeding with the shareholder votes scheduled to take place on June 19, 2013. On May 6, 2013, defendants responded by opposing the motion for a preliminary injunction and by partially moving to dismiss Plaintiff's complaint.

On May 1, 2013, plaintiff in the Carter action filed a motion to designate the Schindler action as a related action pursuant to Arizona local rules.

On April 17, 2013, all parties in the Strub, Rodgers, and Fortner actions stipulated that, except for allegations pertaining to the plaintiffs, the actions are substantially similar, and jointly sought consolidation of the actions in the Circuit Court for Baltimore City. On April 30, 2013, the actions were consolidated by order of the Court and now are named In Re Cole Credit Property Trust, III, Inc. Derivative And Class Litigation. On May 8, 2013, plaintiffs filed a consolidated amended class action and derivative complaint. The consolidated complaint names as defendants the Company; CR III Advisors; Merger Sub; the Cole Holding Entities; each of the directors of CCPT III; and CCPT III as a nominal defendant. The consolidated amended complaint includes claims against the defendants including breaches of fiduciary duties; aiding and abetting breach of fiduciary duties; unjust enrichment; corporate waste; breaches of the charter and advisory agreement; and, breach of the duty of candor. The plaintiffs seek, among other relief, class certification; an injunction against defendants from taking any action to make additional Merger consideration payments that are contingent upon CCPT III’s listing; an injunction against defendants from entering into any contractual agreements or acquisitions that would inhibit defendants' ability to maximize shareholder value, an injunction against the June 19, 2013 shareholder vote until defendants have made full disclosure of the Merger and related matters pertinent to the charter amendment; compensatory damages, together with pre- and post-judgment interests; restitution from the directors; and plaintiffs’ costs, expenses, and disbursements.

We believe that these lawsuits are without merit and will present a vigorous defense, but the ultimate outcome of these matters cannot be predicted.  While losses and legal expenses may be incurred, at this time no provisions for losses have been recorded in the accompanying consolidated  financial statements.

Distributions

Subsequent to December 31, 2012, the Company made tax distributions of $20.0 million and $4.8 million in accordance with the Merger Agreement to the Holdings Stockholder.

Investments in Unconsolidated Entities

Subsequent to December 31, 2012, the Company invested $200,000 in Cole Corporate Income Trust II, Inc., a REIT sponsored by the Company.

COLE CREDIT PROPERTY TRUST III, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
December 31, 2012

The following Pro Forma Condensed Consolidated Balance Sheet (Unaudited) is presented as if the Company had acquired Holdings on December 31, 2012.
This Pro Forma Condensed Consolidated Balance Sheet (Unaudited) should be read in conjunction with the Company’s historical financial statements and notes thereto for the year ended December 31, 2012, as contained in its Annual Report on Form 10-K filed with the SEC on March 29, 2013. The Pro Forma Condensed Consolidated Balance Sheet (Unaudited) is not necessarily indicative of what the Company’s actual financial position would have been had it completed the acquisition on December 31, 2012, nor does it purport to represent its future financial position. This Pro Forma Condensed Consolidated Balance Sheet (Unaudited) only includes the impact of the acquisition of Holdings, which is considered to be a significant business acquisition pursuant to SEC Rule 3-05 of Regulation S-X.

COLE CREDIT PROPERTY TRUST III, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
December 31, 2012
(in thousands)

	Cole Credit Property Trust III, Inc.	Cole Holdings Corporation	Pro Forma Adjustments		Cole Credit Property Trust III, Inc. Pro Forma Consolidated
	(a)	(a)
ASSETS
Investment in real estate assets, net	$6,574,169	$15,258	$(15,258)	(b)	$6,574,169
Investment in notes receivable, net	90,358	—	—		90,358
Investment in marketable securities	51,103	—	—		51,103
Investment in marketable securities pledged as collateral	266,098	—	—		266,098
Investment in unconsolidated entities	96,785	10,864	(10,052)	(b)(c)	97,597
Total investment in real estate and related assets, net	7,078,513	26,122	(25,310)		7,079,325
Real estate assets held for sale	15,485	—	—		15,485
Cash and cash equivalents	192,504	37,549	(51,561)	(d)	178,492
Restricted cash	18,444	—	—		18,444
Rents and tenant receivables	79,760	—	—		79,760
Due from affiliates	—	10,824	(4,525)	(e)	6,299
Leasehold improvements, property and equipment, net	—	22,106	—		22,106
Program development costs, prepaid expenses and other assets	11,790	21,443	—		33,233
Goodwill and intangible assets	—	—	304,662	(f)	304,662
Deferred financing costs	57,229	442	(442)	(g)	57,229
Total assets	$7,453,725	$118,486	$222,824		$7,795,035
LIABILITIES AND EQUITY
Notes payable and other borrowings	$3,292,048	$—	$—		$3,292,048
Accounts payable and accrued expenses	42,756	21,253	14,630	(h)	78,639
Contingent consideration payable	—	—	211,300	(i)	211,300
Due to affiliates	4,525	—	(4,525)	(e)	—
Acquired below market lease intangibles	113,607	263	(263)	(b)	113,607
Distributions payable	26,399	—	—		26,399
Derivative liabilities, deferred rent and other liabilities	56,980	42	(42)	(b)	56,980
Deferred lease liabilities, net	—	13,353	(13,353)	(g)	—
Total liabilities	3,536,315	34,911	207,747		3,778,973
Commitments and contingencies
Redeemable common stock	234,578	—	—		234,578
EQUITY:
Preferred stock	—	—	—		—
Common stock	4,795	35	72	(j)(k)	4,902
Capital in excess of par value	4,068,015	3,150	110,025	(j)(k)	4,181,190
Accumulated distributions in excess of earnings	(416,886)	80,390	(95,020)	(h)(k)	(431,516)
Accumulated other comprehensive income	23,101	—	—		23,101
Total stockholders’ equity	3,679,025	83,575	15,077		3,777,677
Noncontrolling interests	3,807	—	—		3,807
Total equity	3,682,832	83,575	15,077		3,781,484
Total liabilities and equity	$7,453,725	$118,486	$222,824		$7,795,035

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COLE CREDIT PROPERTY TRUST III, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the Year Ended December 31, 2012

The following Pro Forma Condensed Consolidated Statement of Operations (Unaudited) is presented as if the Company had acquired Holdings on January 1, 2012.

This Pro Forma Condensed Consolidated Statement of Operations (Unaudited) should be read in conjunction with the Company’s historical financial statements and notes thereto for the year ended December 31, 2012, as presented in its Annual Report on Form 10-K with the SEC on March 29, 2013. The Pro Forma Condensed Consolidated Statement of Operations (Unaudited) is not necessarily indicative of what the Company’s actual results of operations would have been had it completed the above acquisition on January 1, 2012, nor does it purport to represent its future operations. This Pro Forma Condensed Consolidated Unaudited Statement of Operations (Unaudited) only includes the impact of the acquisition of Holdings, which is considered to be a significant business acquisition pursuant to SEC Rule 3-05 of Regulation S-X.

COLE CREDIT PROPERTY TRUST III, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the Year Ended December 31, 2012
(in thousands, except share and per share amounts)

	Cole Credit Property Trust III, Inc.	Cole Holdings Corporation	Pro Forma Adjustments		Cole Credit Property Trust III, Inc. Pro Forma Consolidated
	(a)	(a)
Revenues:
Rental and other property income	$471,333	$1,132	$(1,132)	(b)	$471,333
Tenant reimbursement income	44,541	96	(96)	(b)	44,541
Dealer-manager fees, commissions and offering reimbursements	—	134,036	(86,114)	(c)	47,922
Transaction services	—	76,905	(59,770)	(c)	17,135
Management fees and reimbursements	—	75,938	(52,408)	(c)	23,530
Interest income on notes receivable	6,573	—	—		6,573
Interest income on marketable securities	20,495	—	—		20,495
Total revenue	542,942	288,107	(199,520)		631,529
Expenses:
General and administrative expenses	14,915	123,973	(25,701)	(d)	113,187
Property operating expenses	49,278	151	(151)	(b)	49,278
Property and asset management expenses	46,364	—	(44,789)	(c)	1,575
Acquisition related expenses	63,892	—	(54,115)	(c)(e)	9,777
Depreciation and amortization	159,609	3,290	(382)	(b)	162,517
Reallowed fees and commissions	—	100,117	(64,680)	(f)	35,437
Total operating expenses	334,058	227,531	(189,818)		371,771
Operating income	208,884	60,576	(9,702)		259,758
Other income (expense):
Equity in income (loss) of unconsolidated joint ventures	2,183	(110)	65	(g)	2,138
Other income	4,446	310	—		4,756
Gain on sale of marketable securities	12,455	—	—		12,455
Interest expense	(140,113)	(1,898)	—		(142,011)
Total other expense	(121,029)	(1,698)	65		(122,662)
Income from continuing operations before income taxes	87,855	58,878	(9,637)		137,096
Benefit from income taxes	—	—	4,677	(h)	4,677
Income from continuing operations	87,855	58,878	(4,960)		141,773
Discontinued operations
Income from discontinued operations	7,126	—	2,503	(c)	9,629
Gain on sale of real estate assets	108,457	—	—		108,457
Total income from discontinued operations	115,583	—	2,503		118,086
Net income	203,438	58,878	(2,457)		259,859
Net income allocated to noncontrolling interests	100	—	—		100
Net income attributable to the Company	$203,338	$58,878	$(2,457)		$259,759

Weighted average number of common shares outstanding:
Basic and diluted	463,216,187	3,500,000	7,000,300	(i)	473,716,487
Income from continuing operations per common share:
Basic and diluted	$0.19	$16.82			$0.30
Total income from discontinued operations per common share:
Basic and diluted	$0.25	$—			$0.25
Net income attributable to the Company per common share:
Basic and diluted	$0.44	$16.82			$0.55
See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COLE CREDIT PROPERTY TRUST III, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Notes to Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of December 31, 2012

a.	Reflects the respective company’s historical audited balance sheets as of December 31, 2012.

b.	Reflects adjustments to remove assets and liabilities of Holdings that were not acquired by the Company per the terms of the merger agreement.

c.
Includes adjustment to record the preliminary allocation of the purchase price to the aggregate estimated fair value of the equity investments in Cole Credit Property Trust Inc., Cole Credit Property Trust II, Inc., Cole Credit Property Trust IV, Inc., Cole Corporate Income Trust, Inc. and Cole Real Estate Income Strategy (Daily NAV), Inc. (“Cole Income NAV Strategy”), using the disclosed net asset value per share or current offering price of each investment, as applicable. The purchase price allocation is preliminary and may be subject to change.

d.
Represents cash paid to the stockholder of Holdings upon closing of the merger of $20.0 million. In addition, per the merger agreement, $10.0 million of working capital was acquired by the Company, of which $6.0 million would have been cash as of December 31, 2012.

e.	Reflects the elimination of intercompany balances between the Company and Holdings as of December 31, 2012.

f.
Reflects the preliminary allocation of the purchase price to intangible assets and goodwill related to the acquisition of Holdings. The Company has identified existing management and advisory contracts as intangible assets and client relationships and the assembled workforce as part of goodwill. The identified intangible assets have not yet been valued. The amount allocated to intangible assets and goodwill is the difference between the estimated purchase price and estimated fair value of the tangible assets acquired and liabilities assumed. The purchase price allocation is preliminary and may be subject to change.

g.	Represents adjustments to record assets acquired and liabilities assumed at their estimated fair value. The purchase price allocation is preliminary and may be subject to change.

h.	Reflects estimated costs incurred to complete the merger, including legal, accounting and other related costs, of $14.6 million.

i.
Reflects preliminary estimate of the fair value of the contingent consideration provisions of the merger agreement, which obligate the Company to pay additional consideration to the stockholder of Holdings contingent on the future listing of the Company's common stock on the New York Stock Exchange, stock price performance after listing, the Company’s stock performance relative to its peers and earnings before interest, taxes, depreciation and amortization. The contingent consideration estimate is preliminary and may be subject to change.

j.
Includes the issuance of the shares of common stock to the Holdings Executives, as part of the Closing Consideration, upon closing of the merger. The estimated value of the shares were calculated using share price multiples of comparable publicly traded real estate investment trusts, adjusted for reduced liquidity and may be subject to change.

k.	Includes the elimination of Holdings’ acquired equity.
Notes to Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Year Ended December 31, 2012

a.	Reflects the respective company’s historical audited results of operations for the year ended December 31, 2012.

b.	Represents revenue and expenses related to assets and liabilities of Holdings that were not acquired by the Company per the terms of the merger agreement.

c.	Represents adjustments to eliminate intercompany transactions between the Company and Holdings.

d.	Includes the following adjustments:

i.	Elimination of reimbursements paid to Holdings and expensed by the Company, of $3.2 million.

ii.
Holdings expensed $21.4 million of offering related costs incurred on behalf of the Company. If the merger occurred on January 1, 2012, these amounts would have been recorded as a decrease to additional paid in capital in

COLE CREDIT PROPERTY TRUST III, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

the balance sheet, not expensed. Reimbursement revenue for such costs from the Company have also been eliminated in the pro forma condensed consolidated statement of operations.

iii.	Represents adjustment to exclude $1.1 million of merger related expenses incurred by Holdings during the year ended December 31, 2012, as these amounts represent non-recurring charges.

e.
Represents adjustment to exclude $3.5 million of merger related expenses incurred by the Company in connection with the merger during the year ended December 31, 2012, as these amounts represent non-recurring charges.

f.
Reflects adjustment to eliminate reallowed dealer-manager fees and selling commissions recorded as an expense by Holdings, as these amounts were recorded as a decrease to additional paid in capital in the Company's balance sheet as of December 31, 2012.

g.
Reflects adjustment to eliminate (i) the equity in loss of $74,000 recorded by Holdings related to the portion of Holdings’ equity investment in Cole Income NAV Strategy that was not acquired by the Company per the terms of the merger agreement and (ii) the equity in income of $9,000 related to Holdings’ investment in CCPT III that would have been eliminated in consolidation had the merger occurred on January 1, 2012.

h.
As disclosed in Holdings' audited consolidated financial statements, Holdings is taxed as a subchapter S corporation under the applicable sections of the Internal Revenue Code of 1986. The stockholder of Holdings is taxed on the income reported on the Holdings tax return. Accordingly, no provision or liability for federal income taxes was recorded in Holdings’ historical statement of operations or balance sheet. The Company will operate the acquired investment management and real estate advisory business through one or more Taxable REIT Subsidiaries (“TRS”). This proforma adjustment represents the estimated tax benefit related to Holdings' results of operations after pro forma adjustments to eliminate the revenue recorded by Holdings related to services performed on behalf of the Company.

i.
Represents approximately 10.1 million shares of common stock issued as part of the Closing Consideration, net of shares canceled per the Merger Agreement to cover tax withholding related to certain executives, upon closing of the merger. In addition, includes an adjustment to eliminate the approximately 3.5 million shares of Holdings’ common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2013	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer